Exhibit 23.1

CONSENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-263972 and 333-260573) on Form S-8, registration statement (No. 333-268302) on Form S-3, and registration statement (No. 333-268316) on Form S-1 of RenovoRx, Inc. of our report dated April 1, 2024, relating to the financial statements of RenovoRx, Inc. (which report expresses an unqualified opinion on the financial statements for the year ended December 31, 2023 and includes an explanatory paragraph relating to substantial doubt about RenovoRx, Inc.’s ability to continue as a going concern as described in Note 1 to the financial statements), included in this Annual Report on Form 10-K of RenovoRx, Inc. for the year ended December 31, 2023.

/s/ BAKER TILLY US, LLP

Irvine, California
April 1, 2024